Exhibit 99

1016 Civic Center Drive NW • Rochester, MN 55901 • Phone (507) 535-1200 • Fax (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel
Chief Executive Officer, President
HMN Financial, Inc. (507) 252-7169
FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES FOURTH QUARTER RESULTS

Fourth Quarter Highlights

●	Net income of $2.4 million, up $2.0 million from $0.4 million for fourth quarter of 2017
●	Diluted earnings per share of $0.51, up $0.43 from $0.08 for fourth quarter of 2017
●	Income tax expense of $0.6 million, down $1.0 million from $1.6 million for fourth quarter of 2017
●	Net interest income of $7.1 million, up $0.8 million, from fourth quarter of 2017
●	Non-performing assets of $3.1 million, down $2.8 million from September 30, 2018

Annual Highlights

●	Net income of $8.2 million, up $3.8 million, or 87.0%, from $4.4 million for 2017
●	Diluted earnings per share of $1.72, up $0.82 from $0.90 for 2017
●	Income tax expense of $2.9 million, down $1.5 million from $4.4 million for 2017
●	Net interest income of $28.1 million, up $2.2 million from $25.9 million for 2017
●	Non-performing assets of $3.1 million, down $0.7 million from December 31, 2017

Net Income Summary	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands, except per share amounts)	2018	2017	2018	2017
Net income	$2,352	387	$8,236	4,404
Diluted earnings per share	0.51	0.08	1.72	0.90
Return on average assets (annualized)	1.29%	0.21%	1.14%	0.63%
Return on average equity (annualized)	11.24%	1.88%	9.88%	5.52%
Book value per share	$17.19	17.97	$17.19	17.97

ROCHESTER, MINNESOTA, January 28, 2019 - HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $712 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $2.4 million for the fourth quarter of 2018, an increase of $2.0 million compared to net income of $0.4 million for the fourth quarter of 2017. Diluted earnings per share for the fourth quarter of 2018 was $0.51, an increase of $0.43 from the diluted earnings per share of $0.08 for the fourth quarter of 2017. The increase in net income for the fourth quarter of 2018 is due primarily to a $1.0 million decrease in income tax expense, a $0.8 million increase in net interest income, and a $0.3 million decrease in the provision for loan losses between the periods. The decrease in income tax expense is primarily because of the enactment of the Tax Cuts and Jobs Act on December 22, 2017 which required the Company to record $1.1 million in additional income tax expense in the fourth quarter of 2017 and reduced the Company’s federal income tax rate in 2018. Net interest income increased primarily because of the higher interest amounts earned on loans and cash balances as a result of the 100 basis point increase in the federal funds rate between the periods. The provision for loan losses decreased primarily because of the improved credit quality of the loan portfolio and the payoff of certain non-performing commercial loans which resulted in a decrease in the loan loss reserves required between the periods.

President’s Statement

            “We are pleased to report the improved financial results for both the fourth quarter and the year and the continued improvement in the credit quality of our loan portfolio.” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “While the lower federal tax rate had a positive impact on our earnings, we continue to focus our efforts on increasing net interest income through the origination of appropriately underwritten loans that are funded with core deposits. We believe that our continued focus on these areas along with the prudent management of non-interest expenses will result in improved financial results over the long term.”

Fourth Quarter Results

Net Interest Income

Net interest income was $7.1 million for the fourth quarter of 2018, an increase of $0.8 million from the fourth quarter of 2017. Interest income was $7.8 million for the fourth quarter of 2018, an increase of $1.0 million, or 15.2%, from $6.8 million for the same period in 2017. Interest income increased primarily because of higher interest amounts earned on loans and cash balances as a result of the 100 basis point increase in the federal funds rate between the periods and an $8.4 million increase in the average interest-earning assets held between the periods. Interest income also increased $0.5 million because of a change in the amount of yield enhancements recognized on non-accruing loans between the periods. The average yield earned on interest-earning assets was 4.43% for the fourth quarter of 2018, an increase of 54 basis points from 3.89% for the fourth quarter of 2017. The average yield earned on the average interest-earning assets increased 29 basis points as a result of the change in yield adjustments recognized between the periods.

Interest expense was $0.7 million for the fourth quarter of 2018, an increase of $0.3 million, or 49.4%, from $0.4 million for the fourth quarter of 2017. The average interest rate paid on non-interest and interest-bearing liabilities was 0.41% for the fourth quarter of 2018, an increase of 14 basis points from the fourth quarter of 2017. The increase in the interest paid on non-interest and interest-bearing liabilities was primarily because of the 100 basis point increase in the federal funds rate between the periods which increased the cost of deposits and an $8.0 million increase in the average non-interest and interest-bearing liabilities held between the periods. Net interest margin (net interest income divided by average interest-earning assets) for the fourth quarter of 2018 was 4.06%, an increase of 42 basis points, compared to 3.64% for the fourth quarter of 2017. The increase in the net interest margin is primarily related to the increase in interest income as a result of the change in yield enhancements recognized between the periods.

A summary of the Company’s net interest margin for the three month periods ended December 31, 2018 and 2017 is as follows:

	For the three-month period ended
	December 31, 2018			December 31, 2017
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$79,204	345	1.72%	$76,154	310	1.62%
Loans held for sale	1,840	27	5.70	2,030	25	4.89
Mortgage loans, net	116,341	1,212	4.13	114,808	1,182	4.08
Commercial loans, net	397,617	5,130	5.12	393,823	4,257	4.29
Consumer loans, net	73,665	941	5.07	73,964	913	4.90
Other	29,393	142	1.92	28,863	80	1.10
Total interest-earning assets	$698,060	7,797	4.43	$689,642	6,767	3.89

Interest-bearing liabilities:
NOW accounts	$84,620	21	0.10	$86,327	11	0.05
Savings accounts	76,309	15	0.08	75,335	15	0.08
Money market accounts	202,325	255	0.50	192,399	171	0.35
Certificates	113,740	359	1.25	110,884	238	0.85
Total interest-bearing liabilities	$476,994			$464,945
Non-interest checking	157,838			162,275
Other non-interest bearing deposits	1,435			1,037
Total interest-bearing liabilities and non-interest bearing deposits	$636,267	650	0.41	$628,257	435	0.27
Net interest income		7,147			6,332
Net interest rate spread			4.02%			3.62%
Net interest margin			4.06%			3.64%

Provision for Loan Losses

The provision for loan losses was ($0.2) million for the fourth quarter of 2018, a decrease of $0.3 million compared to $0.1 million for the fourth quarter of 2017. The provision for loan losses decreased between the periods primarily because of the improved credit quality of the loan portfolio and the payoff of certain non-performing commercial loans which resulted in a decrease in the reserves required between the periods. Total non-performing assets were $3.1 million at December 31, 2018, a decrease of $2.8 million from September 30, 2018. Non-performing loans decreased $2.8 million and foreclosed and repossessed assets did not change during the fourth quarter of 2018. The decrease in non-performing loans is primarily because a $2.2 million non-performing commercial real estate loan was paid off during the fourth quarter of 2018.

A reconciliation of the allowance for loan losses for the fourth quarters of 2018 and 2017 is summarized as follows:

(Dollars in thousands)	2018	2017
Balance at September 30,	$8,832	$9,277
Provision	(167)	59
Charge offs:
Commercial	0	(10)
Commercial real estate	0	(50)
Consumer	(85)	(25)
Recoveries	106	60
Balance at December 31,	$8,686	$9,311

Allocated to:
General allowance	$7,892	$8,238
Specific allowance	794	1,073
	$8,686	$9,311

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2017.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2018	2018	2017
Non-Performing Loans:
Single family	$730	$1,073	$949
Commercial real estate	1,311	3,689	1,364
Consumer	489	526	553
Commercial	148	197	278
Total	2,678	5,485	3,144

Foreclosed and Repossessed Assets:
Commercial real estate	414	414	627
Total non-performing assets	$3,092	$5,899	$3,771
Total as a percentage of total assets	0.43%	0.80%	0.52%
Total non-performing loans	$2,678	$5,485	$3,144
Total as a percentage of total loans receivable, net	0.46%	0.94%	0.54%
Allowance for loan losses to non-performing loans	324.27%	161.02%	296.11%

Delinquency Data:
Delinquencies (1)
30+ days	$1,453	$1,298	$1,789
90+ days	0	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.24%	0.22%	0.30%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $1.9 million for the fourth quarter of 2018, a decrease of $0.1 million, or 0.6%, from $2.0 million for the same period of 2017. The decrease in non-interest income is primarily related to the $0.1 million decrease in the gain on sales of loans due to a decrease in single family loan sales between the periods. Fees and service charges increased $0.1 million between the periods due primarily to an increase in late payment fees on commercial loans. Other non-interest income increased slightly because of an increase in the sales of uninsured investment products between the periods. Loan servicing fees increased slightly between the periods due to an increase in the single family loans being serviced.

Non-interest expense was $6.3 million for the fourth quarter of 2018, an increase of $0.1 million, or 1.56%, from $6.2 million for the fourth quarter of 2017. Occupancy and equipment expense increased $0.1 million because of an increase in the purchases of non-capitalized software between the periods. Data processing costs increased slightly because of an increase in the mobile and on-line banking costs between the periods. Compensation expense increased slightly between the periods due primarily to an increase in incentives earned. These increases in non-interest expense were partially offset by slight decrease in professional services expense between the periods primarily because of a decrease in legal expenses. Other non-interest expense decreased slightly primarily because of a decrease in deposit insurance expense as a result of a reduction in the rate charged between the periods.

Income tax expense was $0.6 million for the fourth quarter of 2018, a decrease of $1.0 million from $1.6 million for the fourth quarter of 2017. The decrease in income tax expense is primarily because of the enactment of the Tax Cuts and Jobs Act on December 22, 2017 which required the Company to record $1.1 million in additional income tax expense in the fourth quarter of 2017 and reduced the Company’s federal income tax rate in 2018.

Return on Assets and Equity

Return on average assets (annualized) for the fourth quarter of 2018 was 1.29%, compared to 0.21% for the fourth quarter of 2017. Return on average equity (annualized) was 11.24% for the fourth quarter of 2018, compared to 1.88% for the same period of 2017. Book value per share at December 31, 2018 was $17.19, compared to $17.97 at December 31, 2017.

Annual Results

Net Income

Net income was $8.2 million for 2018, an increase of $3.8 million, or 87.0%, compared to net income of $4.4 million for 2017. Diluted earnings per share for the year ended December 31, 2018 was $1.72, an increase of $0.82 per share compared to diluted earnings per share of $0.90 for the year ended December 31, 2017. The increase in net income for 2018 is due primarily to a $2.2 million increase in net interest income and a $1.5 million decrease in income tax expense between the periods. Net interest income increased primarily because of the higher interest amounts earned on loans and cash balances as a result of the 100 basis point increase in the federal funds rate between the periods. The decrease in income tax expense is primarily because of the enactment of the Tax Cuts and Jobs Act on December 22, 2017 which required the Company to record $1.1 million in additional income tax expense in the fourth quarter of 2017 and reduced the Company’s federal income tax rate in 2018.

Net Interest Income

Net interest income was $28.1 million for 2018, an increase of $2.2 million, or 8.8%, from $25.9 million for the same period of 2017. Interest income was $30.4 million for 2018, an increase of $2.7 million, or 9.8%, from $27.7 million for the same period of 2017. Interest income increased primarily because of the higher interest amounts earned on loans and cash balances as a result of the 100 basis point increase in the federal funds rate between the periods and a $27.9 million increase in the average interest-earning assets held between the periods. Interest income also increased $0.5 million because of a change in the amount of yield enhancements recognized on non-accruing loans between the periods. The average yield earned on interest-earning assets was 4.35% for 2018, an increase of 22 basis points from 4.13% for 2017. The average yield earned on interest-earning assets increased 8 basis points as a result of the change in yield adjustments recognized between the periods.

Interest expense was $2.2 million for 2018, an increase of $0.4 million, or 24.3%, from $1.8 million for 2017. The average interest rate paid on non-interest and interest-bearing liabilities was 0.35% for 2018, an increase of 6 basis points from 0.29% paid in 2017. The increase in the interest paid on non-interest and interest-bearing liabilities was primarily because of the 100 basis point increase in the federal funds rate which increased the cost of deposits between the periods and a $22.5 million increase in the average non-interest and interest-bearing liabilities held between the periods. Net interest margin (net interest income divided by average interest-earning assets) for 2018 was 4.03%, an increase of 17 basis points, compared to 3.86% for 2017. The increase in the net interest margin is primarily related to the increase in interest income which is primarily related to the increase in the average yields earned on the average interest-earning assets held between the periods.

A summary of the Company’s net interest margin for 2018 and 2017 is as follows:

	For the twelve-month period ended
	December 31, 2018			December 31, 2017
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$79,377	1,335	1.68%	$76,559	1,160	1.52%
Loans held for sale	1,765	89	5.04	1,905	94	4.93
Mortgage loans, net	113,283	4,624	4.08	113,733	4,592	4.04
Commercial loans, net	400,783	20,206	5.04	386,716	18,142	4.69
Consumer loans, net	72,598	3,616	4.98	73,445	3,540	4.82
Other	30,567	511	1.67	18,088	152	0.84
Total interest-earning assets	$698,373	30,381	4.35	$670,446	27,680	4.13

Interest-bearing liabilities:
NOW accounts	$86,750	62	0.07	$87,416	77	0.09
Savings accounts	77,630	61	0.08	76,592	63	0.08
Money market accounts	199,202	865	0.43	179,675	560	0.31
Certificates	114,243	1,243	1.09	106,006	770	0.73
Advances and other borrowings	140	2	1.71	6,335	327	5.16
Total interest-bearing liabilities	$477,965			$456,024
Non-interest checking	156,482			156,149
Other non-interest bearing deposits	1,534			1,279
Total interest-bearing liabilities and non-interest bearing deposits	$635,981	2,233	0.35	$613,452	1,797	0.29
Net interest income		28,148			25,883
Net interest rate spread			4.00%			3.84%
Net interest margin			4.03%			3.86%

Provision for Loan Losses

The provision for loan losses was ($0.6) million for the year ended December 31, 2018, a decrease of $0.1 million, from ($0.5) million for the year ended December 31, 2017. The provision for loan losses decreased between the periods primarily because of the improved credit quality of the loan portfolio and the payoff of certain non-performing commercial loans which resulted in a decrease in the reserves required between the periods. Total non-performing assets were $3.1 million at December 31, 2018, a decrease of $0.7 million, or 18.0%, from $3.8 million at December 31, 2017. Non-performing loans decreased $0.5 million and foreclosed and repossessed assets decreased $0.2 million between the periods.

A reconciliation of the allowance for loan losses for 2018 and 2017 is summarized as follows:

(in thousands)	2018	2017
Balance beginning of period	$9,311	$9,903
Provision	(649)	(523)
Charge offs:
Commercial	(270)	(311)
Commercial real estate	0	(50)
Consumer	(226)	(288)
Single family mortgage	(24)	(6)
Recoveries	544	586
Balance at December 31,	$8,686	$9,311

Non-Interest Income and Expense

Non-interest income was $7.7 million for the year ended December 31, 2018, the same as for the year ended December 31, 2017. Other non-interest income increased $0.1 million primarily because of an increase in the revenue earned on the sale of uninsured investment products between the periods. Loan servicing fees increased $0.1 million between the periods due to an increase in the single family loans being serviced. These increases in non-interest income were entirely offset by a decrease in the gain on sales of loans due to a decrease in single family loan originations and sales between the periods. Fees and service charges decreased slightly between the periods primarily because of a decrease in overdraft fees.

Non-interest expense was $25.4 million for the year ended December 31, 2018, an increase of $0.1 million, or 0.5%, from $25.3 million for the year ended December 31, 2017. Occupancy and equipment expense increased $0.2 million because of increases in depreciation and real estate tax expenses. Data processing costs increased $0.2 million primarily because of an increase in mobile and on-line banking costs between the periods. Other non-interest expense increased $0.2 million between the periods due to an increase in the fraud losses incurred on deposit accounts and an increase in deposit insurance costs due to an increase in insurance rates. These increases in non-interest expense were partially offset by a $0.3 million decrease in compensation and benefits expense primarily because of a decrease in employees between the periods. Professional services expense decreased $0.2 million between the periods primarily because of a decrease in legal expenses.

Income tax expense was $2.9 million for the year ended December 31, 2018, a decrease of $1.5 million, from $4.4 million for the year ended December 31, 2017. The decrease in income tax expense is due primarily to the enactment of the Tax Cuts and Jobs Act on December 22, 2017 which required the Company to record $1.1 million in additional income tax expense in the fourth quarter of 2017 and reduced the Company’s federal income tax rate in 2018.

Return on Assets and Equity

Return on average assets (annualized) for 2018 was 1.14%, compared to 0.63% for 2017. Return on average equity (annualized) was 9.88% for 2018, compared to 5.52% for 2017. Book value per share at December 31, 2018 was $17.19, compared to $17.97 at December 31, 2017.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates thirteen full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson (2), La Crescent, Owatonna, Rochester (4), Spring Valley and Winona and one full service office in Marshalltown, Iowa. The Bank also operates two loan origination offices located in Sartell, Minnesota and Delafield, Wisconsin.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to growing our core deposit relationships and loan balances, enhancing the financial performance of our core banking operations, maintaining credit quality, reducing non-performing assets, and generating improved financial results (including profitability); the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for maintenance thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest-earning assets; the amount of yield enhancements relating to non-accruing and purchased loans; the amount and composition of non-interest and interest-bearing liabilities; the availability of alternate funding sources; the payment of dividends by HMN; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; the ability to remain well capitalized; the impact of new accounting pronouncements; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank (FHLB); technological, computer-related or operational difficulties; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,	December 31,
(Dollars in thousands)	2018	2017
	(unaudited)
Assets
Cash and cash equivalents	$20,709	37,564
Securities available for sale:
Mortgage-backed and related securities (amortized cost $8,159 and $5,148)	8,023	5,068
Other marketable securities (amortized cost $73,343 and $73,653)	71,957	72,404
	79,980	77,472

Loans held for sale	3,444	1,837
Loans receivable, net	586,688	585,931
Accrued interest receivable	2,356	2,344
Real estate, net	414	627
Federal Home Loan Bank stock, at cost	867	817
Mortgage servicing rights, net	1,855	1,724
Premises and equipment, net	9,635	8,226
Goodwill	802	802
Core deposit intangible	255	355
Prepaid expenses and other assets	2,668	1,314
Deferred tax asset, net	2,642	3,672
Total assets	$712,315	722,685

Liabilities and Stockholders’ Equity
Deposits	$623,352	635,601
Accrued interest payable	346	146
Customer escrows	1,448	1,147
Accrued expenses and other liabilities	4,022	4,973
Total liabilities	629,168	641,867
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value) authorized 500,000 shares; issued shares	0	0
Common stock ($.01 par value): authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	40,090	50,623
Retained earnings, subject to certain restrictions	99,754	91,448
Accumulated other comprehensive loss	(1,096)	(957)
Unearned employee stock ownership plan shares	(1,836)	(2,030)
Treasury stock, at cost 4,292,838 and 4,631,124 shares	(53,856)	(58,357)
Total stockholders’ equity	83,147	80,818
Total liabilities and stockholders’ equity	$712,315	722,685

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Loans receivable	$7,310	6,377	28,535	26,368
Securities available for sale:
Mortgage-backed and related	49	28	197	57
Other marketable	296	282	1,138	1,103
Other	142	80	511	152
Total interest income	7,797	6,767	30,381	27,680

Interest expense:
Deposits	650	435	2,231	1,470
Advances and other borrowings	0	0	2	327
Total interest expense	650	435	2,233	1,797
Net interest income	7,147	6,332	28,148	25,883
Provision for loan losses	(167)	59	(649)	(523)
Net interest income after provision for loan losses	7,314	6,273	28,797	26,406

Non-interest income:
Fees and service charges	909	837	3,330	3,354
Loan servicing fees	314	296	1,255	1,202
Gain on sales of loans	483	610	2,095	2,138
Other	242	216	1,034	960
Total non-interest income	1,948	1,959	7,714	7,654

Non-interest expense:
Compensation and benefits	3,652	3,641	14,728	15,007
Occupancy and equipment	1,062	953	4,304	4,068
Data processing	331	311	1,270	1,106
Professional services	264	302	1,137	1,285
Other	997	1,002	3,948	3,788
Total non-interest expense	6,306	6,209	25,387	25,254
Income before income tax expense	2,956	2,023	11,124	8,806
Income tax expense	604	1,636	2,888	4,402
Net income	2,352	387	8,236	4,404
Other comprehensive income (loss), net of tax	601	(494)	(69)	(137)
Comprehensive income (loss) available to common shareholders	$2,953	(107)	8,167	4,267
Basic earnings per share	$0.52	0.09	1.89	1.04
Diluted earnings per share	$0.51	0.08	1.72	0.90

HMN FINANCIAL, INC. AND SUBSIDIARIES

Selected Consolidated Financial Information

(unaudited)

Selected Financial Data:	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2018	2017	2018	2017
I. OPERATING DATA:
Interest income	$7,797	6,767	30,381	27,680
Interest expense	650	435	2,233	1,797
Net interest income	7,147	6,332	28,148	25,883

II. AVERAGE BALANCES:
Assets (1)	723,988	716,465	723,514	697,589
Loans receivable, net	587,623	582,595	586,664	573,894
Mortgage-backed and related securities (1)	79,204	76,154	79,377	76,559
Interest-earning assets (1)	698,060	689,642	698,373	670,446
Interest-bearing liabilities	636,267	628,257	635,981	613,452
Equity (1)	83,005	81,936	83,331	79,767

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	1.29%	0.21%	1.14%	0.63%
Interest rate spread information:
Average during period	4.02	3.62	4.00	3.84
End of period	4.02	3.97	4.02	3.97
Net interest margin	4.06	3.64	4.03	3.86
Ratio of operating expense to average total assets (annualized)	3.46	3.44	3.51	3.62
Return on average common equity (annualized)	11.24	1.88	9.88	5.52
Efficiency	69.34	74.88	70.79	75.30
	December 31,	December 31,
	2018	2017
IV. EMPLOYEE DATA:
Number of full time equivalent employees	182	187

V. ASSET QUALITY:
Total non-performing assets	$3,092	3,771
Non-performing assets to total assets	0.43%	0.52%
Non-performing loans to total loans receivable, net	0.46%	0.54%
Allowance for loan losses	$8,686	9,311
Allowance for loan losses to total assets	1.22%	1.29%
Allowance for loan losses to total loans receivable, net	1.48%	1.59%
Allowance for loan losses to non-performing loans	324.27	296.11

VI. BOOK VALUE PER COMMON SHARE:
Book value per common share	$17.19	17.97
	Year Ended	Year Ended
	Dec 31, 2018	Dec 31, 2017
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	11.67%	11.18%
Average stockholders’ equity to average assets (1)	11.52	11.43
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	109.81	109.29
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	13.26	12.45
Tier 1 capital leverage ratio	11.00	10.68
Tier 1 capital ratio	13.26	12.45
Risk-based capital	14.52	13.71

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.